Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our audit report dated March 27, 2023 with respect to the statement of assets and liabilities of Breakwave Tanker Shipping ETF (a series of ETF Managers Group Commodity Trust I) as of January 31, 2023 included in the Registration Statement Form S-1.

/s/ WithumSmith+Brown, PC

New York, New York

March 27, 2023